Exhibit 10(c)(vii) to the Annual
                                             Report on Form 10-K of
                                             W.W. Grainger, Inc. for the year
                                             ended December 31, 1994


                                                        February 15, 1995


                                SUMMARY DESCRIPTION OF THE
                        1994 MANAGEMENT INCENTIVE PROGRAM (MIP)
                           BASED ON IMPROVED ECONOMIC EARNINGS


INTRODUCTION

The Company Management Incentive Program (MIP) was initiated January 1, 1993 with the first payout in March 1994. For eligible participants, this program replaced former participation in both the discontinued Team Achievement Bonus (TAB) and the Long-Term Incentive Program (LTIP).


BACKGROUND

The Company has adopted Economic Earnings (EE) as a key financial measurement. EE incorporates the attributes of growth, asset management, and earnings to evaluate financial performance. Conceptually, long-term improvements in EE should correspond to long-term improvements in shareholder value.

The MIP is designed to encourage decision making that results in improvement in EE and to compensate executives appropriately for positive or negative performance resulting from business decisions. By linking EE to incentive compensation, the MIP should influence managers to make business decisions consistent with long-term shareholders' interests.


ELIGIBILITY FOR PARTICIPATION

Members of the Office of the Chairman (OOC) and all employees in Salary Grades 13-18 (officers and non-officer key managers) who are on the payroll on 1/1/95 are eligible to participate in this program, subject to the eligibility provisions below. These employees are most responsible for decisions affecting EE and/or major policy direction.

Note: Target bonus for the president of Lab Safety Supply (LSS) is based 100% on the EE of LSS; target bonus for the president of Parts Company of America (PCA) is based 50% on Company-wide EE and 50% on the EE of PCA. Other eligible MIP participants at either LSS or PCA are on programs unique to those business units.


ADMINISTRATION OF PROGRAM

The administration of the MIP is the responsibility of the Compensation Committee of Management (CCOM), subject to the review and approval of the Compensation Committee of the Board (CCOB). The CCOM shall have the sole and complete authority to interpret this Program, determine all questions relating to it, and to modify its provisions. All determinations, interpretations, or other actions, made or taken by the CCOM, in connection with it, shall be final and conclusive for all purposes and upon all persons.

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The following eligibility provisions shall apply to change of employment status:

    1. Death _ Any account balance vests immediately and, along with a pro-rata award for the current year, is paid as a lump sum on the next regular incentive payment date.

    2. Retirement or Long Term Disability _ A pro-rata award for the current year will be added to any participant account balance, and the employee will receive the account balance in a lump sum on the next regular incentive payment date. Retirement is defined the same as under the W.W. Grainger, Inc. or Lab Safety Supply, Inc. Profit Sharing Plan.

    3.  Involuntary Termination _ For Misconduct or Performance
Related Reasons _ In these instances, a participant's account balance will be forfeited and no award will be granted for the current or prior year.

              For "Misconduct" means:

              The participant has engaged, or intends to engage, in competition with the Company, has induced any customer of the Company to breach any contract with the Company, has made any unauthorized disclosure of any of the secrets or confidential information of the Company, has committed an act of embezzlement, fraud, or theft with respect to the property of the Company, or has deliberately disregarded the rules of the Company in such a manner as to cause any loss, damage, or injury to, or otherwise endanger the property, reputation, or employees of the Company.

    4. Voluntary Resignation _ If a participant leaves after July 1, but before the end of a calendar year, the employee will be deemed to have earned that year's payment (unless the most recent performance rating is 1 or 2) and will receive that year's payout on the next regular incentive payment date. The salary to be used in calculations will be the actual amount paid in the year rather than an annualized amount. Any remaining account balance will be forfeited except in the case of terminations resulting from the business support and business unit integration program announced May 2, 1994, applicable to terminations in the period July 1, 1994 to June 30, 1995.

    5. Job Elimination or Downgrade _ If a participant's job is eliminated or downgraded and the employee's new job is at a non-participating level, a pro-rata award for the current year will be made on the next regular incentive payment date. The employee also will receive any account balance on that date. In the event the participant does not continue employment, the provisions applicable to Voluntary Resignation apply.

    6. Transfer to Other Business Units _ A person who transfers to another Company business unit and no longer participates in the MIP will receive a pro-rata award for the period of time the person was in a participating position on the next regular incentive payment date, and also will receive any account balance on that date.

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    7.  First Year Participation for Continuing Employees _
Individuals who are hired into a position eligible for participation in the MIP and who are participants for 6 months or more, but less than a year, will receive a pro-rata award. Individuals who are promoted or transferred into an eligible position from another position eligible for incentive pay under another economic earnings based incentive program will receive an award prorated to reflect the actual number of days worked in the new position during the year regardless of when they were promoted to that position.

    8. Promotions within MIP _ Individuals who are promoted during the year from one MIP eligible position to another, shall have their target bonuses prorated accordingly.

    9.  Employees rated 1 or 2 are not eligible for participation.

Exceptions to the above provisions can only be approved by the CCOM.


OVERVIEW

The MIP consists of 2 components _ quantitative and qualitative. The quantitative component is built around target bonuses, which are established for each of Grades 13 through 18 and the Office of the Chairman. The target bonuses are stated as a percentage of annualized base salary as of December 31, 1994. They range from 25% of base salary for Grade 13 to 75% of base salary for the Office of the Chairman (see Attachment 1).

The target bonus for all participants is based solely on Company EE. The target bonus is adjusted upward or downward based on the relationship between Actual Company EE and Target Company EE for each year. The qualitative component consists of a discretionary bonus. The discretionary bonus, if any, begins as a pool, and can be plus or minus up to 10% of the base salaries of the bonus group. Once the amount of the pool is determined, it is allocated pro rata across the group according to the quantitative component earned by each participant.

Target Company EE is based on a weighted average of the 3 prior years' Actual Company EE plus a 10% improvement factor. The Target Company EE formula is:

                      Target Company EE =
                      [(50% x EE-1) + (30% x EE-2) + (20% x EE-3)] x 110%
                      Where:   EE-1 equals prior year's EE
                               EE-2 equals EE 2 years ago
                               EE-3 equals EE 3 years ago

The bonus calculation includes a mechanism to identify significant strategic investments and adjust for their impact. The forecast short-term negative impact would be excluded from Target EE with corresponding increases in subsequent years' targets.

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The next step involves comparison of Actual to Target in order to calculate the bonus earned. Two factors are employed: the Bonus Interval and the Bonus Multiple. The Bonus Interval is the variance from Target required to double the bonus earned or result in no bonus earned. The Bonus Multiple can be expressed as:
                          EE Bonus Multiple =
                          [(Actual EE - Target EE) / Bonus Interval] + 1.00

The bonus earned is computed as:
                          Bonus Earned =
                          (Target EE Bonus $ x EE Bonus Multiple)

The bonus earned constitutes the quantitative component of the MIP. The total bonus earned is equal to this quantitative component plus or minus any discretionary adjustment as recommended by the CCOM and approved by the CCOB.

The total bonus earned for each year will be added to a MIP account for each participant. MIP accounts are not funded with actual cash amounts; they represent a paper record of unpaid earned bonuses for an individual. The beginning account balance, if any, will be adjusted annually by the increase in the salary structure for eligible employees.

Former LTIP participants had an opening MIP account balance. It was equal to LTIP amounts theoretically earned for 1991 and 1992 which had not been paid to eligible participants. Employees new to the MIP, either through promotion or as new hires, will have no beginning account balance.

For 1994, the bonus paid will be equal to the target bonus times an average of the 1994 and the prior year's bonus multiple, plus or minus any discretionary adjustment. For 1995 and later years, the bonus paid will be equal to the target bonus times an average of that year's and the prior 2 years' bonus multiples, plus or minus any discretionary adjustment. The only condition imposed on these calculations is that payment of the bonus may not result in a negative ending account balance.

The MIP does not consider the performance rating of an individual when determining bonuses earned other than to exclude individuals with a performance rating of 1 or 2. These individuals would earn no bonuses for the year.

OTHER

50% of incentive dollars paid out will be included in "admissible compensation" under the Profit Sharing Trust Plan.

Life insurance -- Payouts under the MIP will not have any effect on the level of life insurance or disability. Coverages will remain as at present under those programs as "compensation" is defined as base salary and commissions.

Notwithstanding anything herein to the contrary, payment of all or part of awards under the MIP that are subject to or otherwise result in disallowance as deductions for employee remuneration under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be withheld as and to the extent provided by the Board of Directors or the CCOB.

THE COMPANY RESERVES THE RIGHT TO MODIFY, AMEND, OR TERMINATE THE PROGRAM.
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